Exhibit 10.1

September 16, 2014

Mark Skurla

Dear Mark,

I am very pleased to offer you the position of Senior Vice President, Worldwide Sales for Westell Technologies, Inc. (the “Company”), reporting to me.

Your starting salary for this position will be $10,000 per pay period (equivalent to
$260,000 annually), plus a variable compensation target of $156,000. Variable compensation is paid annually subject to the terms and conditions of the Westell
Technologies, Inc. and Subsidiaries Performance Bonus Plan, Consolidated Company
Plan, FY2015 (“Bonus Plan”). Eligibility for the Bonus Plan will begin immediately upon your hire date. Any payouts will be pro-rated based on your start date within the fiscal year. The fiscal year began on April 1, 2014 and ends March 31, 2015.

Additionally, for FY2015 only, we have also agreed to guarantee a minimum bonus payment. This minimum bonus payment will be equivalent to your variable compensation target, prorated for the remainder of FY2015, with a maximum guarantee of $78,000.

Any Bonus Plan payments (including the guaranteed portion) are scheduled to be distributed in May 2015, subject to final approvals by the Board of Directors and its
Audit Committee and Compensation Committee. You must be actively employed at the time of the payout to receive this bonus payment.

We are excited to have you join us and will need to determine a mutually acceptable start date with Westell. In addition to the compensation noted above, and after your start date and upon final approval of the Board of Directors, you will be awarded a grant of Restricted Stock Units (RSU’s) for the equivalent of 220,000 shares of Company stock. Please note that the RSU’s will vest at 25% each year upon the anniversary of their grant. Any grants issued will follow the guidelines set forth in the Westell
Technologies, Inc. 2004 Stock Incentive Plan.

We also would like to offer you five weeks of Paid Time Off (PTO), which accrues ratably over the calendar year. We will provide you advance information on Westell’s other employee benefits, which will be reviewed with you during Orientation. Eligibility for the benefits program begins the first of the month after your date of hire. On your start date, we will also ask you to sign the attached Confidential Information, Invention

Assignment, and Non-Solicitation Agreement. Please let us know in advance any questions that you may have on this agreement.

This offer is contingent upon Westell Technologies, Inc. Board approval, satisfactory completion of reference checks and our review of your completed D&O questionnaire, as well as the successful completion of a pre-employment drug screening and a criminal background check. This offer of employment is not a contract for employment for any set period of time. All of the compensation and benefit items that make up your terms and conditions of employment are extended with the rights as well as customary conditions of the Westell policies that govern them. If you have any questions regarding benefits, please contact me or our Director of Human Resources, Sharon Hintz, at 630-
375-4160 or SHintz@westell.com.

We are very excited about the prospect of you re-joining the Westell team. We are confident that you will bring a wealth of capabilities and values that are consistent with our plans to establish, develop and grow a world-class company.

If this is acceptable to you, please return a scanned or facsimile copy to me, as acceptance of this offer. As you know, upon your acceptance we will proceed with a press release and any related SEC filings.
Welcome back to Westell!

Sincerely,

/s/ Richard S. Gilbert

Richard S. Gilbert
President and Chief Executive Officer

Accepted:

/s/ Mark Skurla            09/21/14
_____________________ ____________
Mark Skurla         (date)